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                     September 25, 2020

       C. David Cone
       Executive Vice President and Chief Financial Officer
       Taylor Morrison Home Corp
       4900 N. Scottsdale Road, Suite 2000
       Scottsdale, Arizona 85251

                                                        Re: Taylor Morrison
Home Corp
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 19,
2020
                                                            File No. 001-35873

       Dear Mr. Cone:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction